KOHL'S CORPORATION REPORTS SEPTEMBER COMPARABLE STORE SALES

Raises Third Quarter Guidance

MENOMONEE FALLS, WI, -- (Business Wire) - October 8, 2009 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the five-week month ended October 3, 2009 increased 9.6 percent from the five-week month ended October 4, 2008. On a comparable store basis, sales increased 5.5 percent for the month of September.

Total year-to-date sales were up 2.8 percent over the comparable prior year period. On a comparable store basis, year-to-date sales decreased 1.7 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "All regions and all lines of business reported comparable store sales increases in September. The Southwest region and the Accessories business were once again the strongest performers with double-digit comparable store sales increases. As a result of our quarter-to-date performance, we are raising our third quarter earnings per share guidance from $0.40 to $0.44 per diluted share to $0.52 to $0.54 per diluted share."

	Fiscal Period Ended		% Change
	Oct. 3,	Oct. 4,	All	Comp
($ in millions)	2009	2008	Stores	Stores
Month	$ 1,464	$ 1,336	9.6%	5.5%
Quarter-to-date	2,779	2,591	7.2	2.9
Year-to-date	10,223	9,941	2.8	-1.7

On September 30, 2009, the Company opened 37 stores, mostly in former Mervyn's locations. As of October 3, 2009, the Company operated 1,059 stores in 49 states, compared to 1,003 in 48 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, October 8, until 8:30 PM EDT on Friday, October 9. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Kohl's Department Stores

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,059 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464